EXHIBIT 8

OPINION OF PROSKAUER ROSE LLP AS TO TAX MATTERS

January 24, 2008

American Realty Capital Trust, Inc.
1725 The Fairway
Jenkintown, Pennsylvania 19046

Ladies and Gentlemen:

We have acted as counsel to American Realty Capital Trust, Inc., a Maryland corporation (the “Company”), with respect to certain tax matters in connection with the sale by the Company of Common Stock (the “Stock”) as described in the Registration Statement on Form S-11, Registration No. 333-145949 dated January 24, 2008, as amended (the “Registration Statement”). In connection with the sale of Stock, we have been asked to provide an opinion regarding the discussion in the prospectus forming a part of the Registration Statement (the “Prospectus”) under the heading “Federal Income Tax Considerations” and regarding the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). 1

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions.

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including the following: (1) the Registration Statement (including exhibits thereto); (2) the form of American Realty Capital Trust, Inc. Articles of Amendment and Restatement; (3) the Agreement of Limited Partnership of American Realty Capital Operating Partnership LP (the “Operating Partnership”); and (4) the form of Management Agreement, made by and among the Operating Partnership, the Company and American Realty Capital Properties, LLC (the “Manager”). Collectively, these documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents. ”

In our review, we have assumed, with your consent, that all of the factual representations and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

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[1]	All section references herein are to the Code.

American Realty Capital Trust, Inc.
January 24, 2008

With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for the Company, dated January 24, 2008, that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i) commencing with the Company’s taxable year ending on December 31, 2008, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code and the Company’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

(ii) the information in the Prospectus under the caption “Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is accurate in all material respects; and

(iii) commencing with the formation of the Operating Partnership, it will be treated as a partnership for federal income tax purposes.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Proskauer Rose LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

This opinion is rendered to you in connection with the sale of the Stock and may not be used by you for any other purpose.

We consent to the use of our name under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and to the use of these opinions for filing as exhibit 8 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Proskauer Rose LLP
PROSKAUER ROSE LLP